Exhibit 99.1

KOHL'S CORPORATION REPORTS FIRST QUARTER

EARNINGS PER SHARE FOR FISCAL 2009 OF $0.45

Management Raises Fiscal 2009 Earnings Guidance

MENOMONEE FALLS, WI … May 14/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended May 2, 2009.

First Quarter Results

Kohl’s Corporation reported net income for the quarter ended May 2, 2009 of $137 million, or $0.45 per diluted share, compared with $153 million, or $0.49 per diluted share, a year ago.  Net sales were $3.6 billion, an increase of 0.4 percent for the quarter.  Comparable store sales for the quarter decreased 4.2 percent.

Kevin Mansell, Kohl’s president and chief executive officer, said, “We achieved our goal of gaining market share through our performance in both comparable and total sales in the first quarter.  Our merchandise margins improved through strong inventory management and successful exclusive brand strategies. We also managed expenses well while improving our store experience. We continue to expect 2009 to be challenging from a macro-economic perspective and, therefore, remain conservative in our sales expectations, inventory levels and expenses.  We are focused on gaining market share in this difficult environment.”

Mansell added, “I am very proud of our 121,000 associates and the role they played in these results and want to thank them for their hard work, loyalty and dedication in delivering on our promise to " expect great things" from Kohl’s."

Expansion Update

During the quarter, Kohl’s successfully opened 19 stores.  The Company ended the quarter with 1,022 stores in 49 states, compared with 957 stores in 47 states at the same time last year.  The Company expects to open an additional 37 stores later this year for a total of 56 stores in fiscal 2009.  The Company completed the remodel of 32 stores during the quarter ended May 2, 2009 and expects to remodel an additional 19 stores later this year.

Earnings Guidance – Second Quarter and Fiscal 2009

The Company provided initial guidance for its second fiscal quarter ending August 1, 2009 of $0.56 to $0.64 per diluted share.  The Company also updated its guidance for fiscal 2009 to $2.19 to $2.42 per diluted share, reflecting its first quarter results, from its initial guidance of $2.00 to $2.30 per diluted share.

First Quarter 2009 Earnings Conference Call

Investors will have an opportunity to listen to the first quarter earnings conference call at 8:30 AM EDT on May 14 by dialing (706) 902-0486, using Conference ID 97739749.  A replay of the call will also be accessible from 9:20 AM EDT on May 14 until Midnight EDT on June 14, 2009.  To listen to the replay, dial (706) 645-9291, and use Conference ID 97739749.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2199488 at least ten minutes prior to the call to download and install any necessary audio software.  The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,022 stores in 49 states. A company committed to the communities it serves, Kohl’s has raised more than $126 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months
	(13 Weeks) Ended
		% to		% to
	May 2,	Net	May 3,	Net
	2009	Sales	2008	Sales

Net sales	$ 3,638		$ 3,624
Cost of merchandise sold	2,270	62.4%	2,289	63.2%

Gross margin	1,368	37.6%	1,335	36.8%

Operating expenses:
Selling, general, and administrative	961	26.4%	923	25.5%
Depreciation and amortization	141	3.9%	130	3.6%
Preopening expenses	15	0.4%	11	0.2%

Operating income	251	6.9%	271	7.5%

Interest expense, net	32	0.9%	26	0.7%

Income before income taxes	219	6.0%	245	6.8%
Provision for income taxes	82	2.2%	92	2.6%

Net income	$ 137	3.8%	153	4.2%

Basic net income per share	$ 0.45		$ 0.50
Average number of shares	305		309

Diluted net income per share	$ 0.45		$ 0.49
Average number of shares	306		309

Kohl's Corporation

Condensed Consolidated Balance Sheets

(In Millions)

(Unaudited)

Subject to Reclassification

	May 2,	May 3,
	2009	2008

Assets
Current assets:
Cash	$ 239	$ 239
Short-term investments	655	34
Merchandise inventories	2,804	2,817
Deferred income taxes	74	65
Other current assets	127	141

Total current assets	3,899	3,296

Property and equipment, net	7,001	6,619
Long-term investments	326	395
Favorable lease rights, net	198	204
Goodwill	9	9
Other assets	105	107

Total assets	$ 11,538	$ 10,630

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,003	$ 945
Accrued liabilities	752	703
Income taxes payable	82	77
Short-term debt	-	109
Current portion of capital leases	17	13

Total current liabilities	1,854	1,847

Long-term debt and capital leases	2,056	2,048
Deferred income taxes	323	270
Other long-term liabilities	420	371
Shareholders' equity	6,885	6,094

Total liabilities and shareholders' equity	$ 11,538	$ 10,630

Kohl's Corporation

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

Subject to Reclassification

	Three Months
	(13 Weeks) Ended
	May 2,	May 3,
	2009	2008

Operating activities
Net income	$ 137	$ 153
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization,
including debt discount and deferred financing fees	141	130
Share-based compensation	11	8
Deferred income taxes	4	25
Other non-cash revenues and expenses	24	3
Changes in operating assets and liabilities:
Merchandise inventories	(5)	39
Other current and long-term assets	22	(6)
Accounts payable	122	112
Accrued and other long-term liabilities	(32)	(62)
Income taxes	(25)	(49)

Net cash provided by operating activities	399	353

Investing activities
Acquisition of property and equipment
and favorable lease rights	(186)	(273)
Net purchases of short-term investments	(146)	(3)
Purchases of long-term investments	-	(53)
Sales of long-term investments	7	76
Other	2	2

Net cash used in investing activities	(323)	(251)

Financing activities
Net borrowings under credit facilities	-	109
Capital lease payments	(4)	(3)
Treasury stock purchases	(1)	(151)
Proceeds from stock option exercises	1	1

Net cash used in financing activities	(4)	(44)

Net increase in cash	72	58
Cash at beginning of period	167	181

Cash at end of period	$ 239	$ 239